Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 2, 2016 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2016.

Net sales for the second quarter of 2016 were $56.9 million, a decrease of 11% as compared to 2015 net sales of $63.9 million. Earnings from operations were $1.6 million in the second quarter of 2016, compared to $3.3 million in 2015. Net earnings attributable to the Company were $1.0 million in the second quarter of 2016, compared to $2.0 million in last year's second quarter. Diluted earnings per share were $0.09 in the second quarter of 2016 and $0.19 per share in the second quarter of 2015.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $41.5 million for the second quarter of 2016, down 14% compared to $48.1 million in the same period last year. Within the wholesale segment, net sales of our Stacy Adams, Nunn Bush, and Florsheim brands were down 5%, 17%, and 5%, respectively, mainly due to soft consumer spending in the footwear and apparel segments. Additionally, net sales of our BOGS brand were down 47% for the quarter. The second quarter for BOGS is the brand's smallest quarter and represents less than 10 percent of the annual revenues of BOGS due to the seasonal nature of the brand. Because of the mild winter last year, retailers carried over inventory which impacted shipments in the quarter and caused retailers to be conservative with orders for Fall 2016. Looking forward to the second half of 2016 for BOGS, backlogs for the brand remain down and the Company estimates BOGS annual sales will be down approximately 25%.

Gross earnings for the North American wholesale segment increased to 32.6% of net sales in the second quarter of 2016, from 31.0% in last year's second quarter. Earnings from operations for the wholesale segment were $1.0 million in the second quarter of 2016, down from $2.2 million in the same period last year. This decrease was primarily due to lower sales volumes in the second quarter of 2016.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the U.S., were $4.7 million in the second quarter of 2016, down 6% compared to $5.0 million in 2015. Same store sales (which include U.S. internet sales) were down 2% for the quarter. There were two fewer domestic retail stores operating during the second quarter of 2016 compared to last year's second quarter. Earnings from operations for the retail segment were $228,000 in the second quarter of 2016, compared to $489,000 in 2015. The decrease in retail segment operating earnings for the quarter was mainly due to the lower sales and earnings performance of our brick and mortar stores.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.7 million in the second quarter of 2016, compared to $10.8 million in 2015. Florsheim Australia's net sales decreased 5% for the quarter, but were mostly offset by increased sales at Florsheim Europe. The earnings from operations of Florsheim Australia and Florsheim Europe were $325,000 in the second quarter of 2016, as compared to $650,000 in the same period last year. The decrease was mainly due to lower sales and gross margins at Florsheim Australia. Florsheim Australia purchases its inventory in U.S. dollars, and its gross margins have been negatively impacted by the weakness of the local currency compared to the U.S. dollar.

Other income (expense) for the second quarter of 2016 was $155,000 of income, compared to expense of $348,000 in last year's second quarter. This quarter's other income included foreign currency transaction gains of $138,000 compared to $240,000 of losses in the same period of 2015. These gains and losses mainly result from the revaluation of an intercompany loan between the Company and Florsheim Australia.

"Our second quarter was challenging," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "In addition to the reduced demand for our BOGS product following last year's mild winter, our retail partners saw a slowdown in traffic and a weaker sales trend, which resulted in a general concern about inventory levels which impacted our other three brands. We feel these conditions may continue in the back half of 2016, but believe our brands are well positioned for future growth when the retail environment for footwear improves."

On August 1, 2016, the Company's Board of Directors declared a cash dividend of $0.21 per share to all shareholders of record on August 29, 2016, payable September 30, 2016.

Conference Call Details:

Weyco Group will host a conference call on August 3, 2016, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, please dial 800-219-3192 or 617-597-5412, referencing passcode 66892006#, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/of6ngugv. Alternatively, the conference call will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)

Net sales	$ 56,867	$ 63,934	$ 135,767	$ 141,986
Cost of sales	34,576	39,511	86,349	88,826
Gross earnings	22,291	24,423	49,418	53,160

Selling and administrative expenses	20,719	21,091	44,031	44,042
Earnings from operations	1,572	3,332	5,387	9,118

Interest income	190	236	394	496
Interest expense	(94)	(12)	(167)	(30)
Other income (expense), net	155	(348)	309	(626)

Earnings before provision for income taxes	1,823	3,208	5,923	8,958

Provision for income taxes	745	1,123	2,213	3,281

Net earnings	1,078	2,085	3,710	5,677

Net earnings attributable to noncontrolling interest	78	45	23	4

Net earnings attributable to Weyco Group, Inc.	$ 1,000	$ 2,040	$ 3,687	$ 5,673

Weighted average shares outstanding
Basic	10,546	10,801	10,601	10,785
Diluted	10,600	10,892	10,647	10,880

Earnings per share
Basic	$ 0.09	$ 0.19	$ 0.35	$ 0.53
Diluted	$ 0.09	$ 0.19	$ 0.35	$ 0.52

Cash dividends declared (per share)	$ 0.21	$ 0.20	$ 0.41	$ 0.39

Comprehensive income	$ 1,056	$ 2,454	$ 5,182	$ 4,720

Comprehensive (loss) income attributable to noncontrolling interest	(31)	17	141	(284)

Comprehensive income attributable to Weyco Group, Inc.	$ 1,087	$ 2,437	$ 5,041	$ 5,004

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2016	2015
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 15,303	$ 17,926
Marketable securities, at amortized cost	3,281	4,522
Accounts receivable, net	39,293	54,009
Accrued income tax receivable	2,725	-
Inventories	76,613	97,184
Prepaid expenses and other current assets	4,161	5,835
Total current assets	141,376	179,476

Marketable securities, at amortized cost	21,462	20,685
Property, plant and equipment, net	33,476	31,833
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,420	21,143
Total assets	$ 263,594	$ 298,997

LIABILITIES AND EQUITY:
Short-term borrowings	$ 15,241	$ 26,649
Accounts payable	4,507	13,339
Dividend payable	-	2,147
Accrued liabilities	9,537	17,484
Accrued income tax payable	-	31
Deferred income tax liabilities	2,084	1,537
Total current liabilities	31,369	61,187

Deferred income tax liabilities	623	70
Long-term pension liability	28,442	30,188
Other long-term liabilities	2,533	2,823

Common stock	10,557	10,767
Capital in excess of par value	46,920	45,759
Reinvested earnings	153,777	160,325
Accumulated other comprehensive loss	(17,113)	(18,467)
Total Weyco Group, Inc. equity	194,141	198,384
Noncontrolling interest	6,486	6,345
Total equity	200,627	204,729
Total liabilities and equity	$ 263,594	$ 298,997

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2016	2015
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,710	$ 5,677
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities -
Depreciation	1,835	1,738
Amortization	194	222
Bad debt expense	45	111
Deferred income taxes	772	(483)
Net foreign currency transaction (gains) losses	(148)	443
Stock-based compensation	727	721
Pension contribution	(2,400)	(357)
Pension expense	1,667	1,874
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	14,616	11,407
Inventories	20,558	(17,000)
Prepaid expenses and other assets	1,519	2,678
Accounts payable	(8,827)	(8,450)
Accrued liabilities and other	(2,329)	(5,759)
Accrued income taxes	(2,755)	(1,411)
Net cash provided by (used for) operating activities	29,069	(8,704)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(2,245)	(600)
Proceeds from maturities of marketable securities	2,670	4,150
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(3,475)	(958)
Net cash (used for) provided by investing activities	(3,205)	2,437

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,483)	(6,256)
Shares purchased and retired	(6,106)	(2,421)
Proceeds from stock options exercised	453	2,512
Payment of contingent consideration	(5,217)	-
Proceeds from bank borrowings	58,993	75,935
Repayments of bank borrowings	(70,401)	(63,216)
Income tax benefits from stock-based compensation	-	451
Net cash (used for) provided by financing activities	(28,761)	7,005

Effect of exchange rate changes on cash and cash equivalents	274	(142)

Net (decrease) increase in cash and cash equivalents	$ (2,623)	$ 596

CASH AND CASH EQUIVALENTS at beginning of period	17,926	12,499

CASH AND CASH EQUIVALENTS at end of period	$ 15,303	$ 13,095

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 3,989	$ 4,735
Interest paid	$ 158	$ 30

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880